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UJB FINANCIAL CORP.                                                                     Exhibit (99)C
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
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                                                                              Nine Months Ended
                                                                                September 30,
                                                                            -----------------------
                                                                               1995        1994
                                                                            ----------- -----------
 OPERATING ACTIVITIES
   Net income                                                              $   124,362 $    95,827
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Provision for loan losses and other real estate owned                    52,597      64,426
       Depreciation, amortization and accretion                                 23,859      23,667
       Gains on sales of investment and trading account securities              (5,982)     (2,368)
       Gains on sales of mortgages held for sale                                  (308)       (440)
       Gains on sales of other real estate owned                                (2,861)       (483)
       Proceeds from sales of other real estate owned                           16,676      27,355
       Proceeds from sales of mortgages held for sale                           29,529     134,651
       Originations of mortgages held for sale                                 (33,664)   (108,177)
       Net decrease in trading account securities                                2,250      11,815
       Increase in accrued interest receivable and other assets                   (708)    (67,853)
       Increase in accrued interest payable, accrued
         expenses and other liabilities                                         37,823      30,694
                                                                            ----------- -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                             243,573     209,114
                                                                            ----------- -----------
 INVESTING ACTIVITIES
   Proceeds from maturities of investment securities                           538,773     837,588
   Purchases of investment securities                                          (89,997) (1,601,235)
   Purchases of investment securities available for sale                      (215,509)   (121,594)
   Proceeds from maturities of investment securities available for sale         64,066     256,557
   Proceeds from sales of investment securities available for sale               9,045       5,109
   Net decrease in interest bearing deposits with banks                          2,871       1,118
   Net increase in loans                                                      (638,673)   (969,219)
   Purchases of premises and equipment, net                                    (10,957)    (10,588)
                                                                            ----------- -----------
         NET CASH USED IN INVESTING ACTIVITIES                                (340,381) (1,602,264)
                                                                            ----------- -----------
 FINANCING ACTIVITIES
   Net (decrease) increase in demand and savings deposits                     (481,240)    270,843
   Net increase in time deposits                                               785,081     144,993
   Net (decrease) increase in short-term borrowings                           (396,758)  1,220,492
   Principal payments on long-term debt                                         (1,045)     (5,582)
   Proceeds from issuance of long-term debt                                          -       1,040
   Dividends paid                                                              (48,399)    (35,068)
   Issuance of common stock in connection with purchase acquisition
     of Bancorp New Jersey, Inc.                                                68,186           -
   Proceeds from issuance of common stock under dividend
     reinvestment and other stock plans                                         12,258      11,524
   Adjustment for pooling of a company with a different fiscal year end              -       2,112
   Other, net                                                                   (2,398)     (3,430)
                                                                            ----------- -----------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                   (64,315)  1,606,924
                                                                            ----------- -----------
 INCREASE IN CASH AND CASH EQUIVALENTS                                        (161,123)    213,774
 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                              970,296     824,674
                                                                            ----------- -----------
 CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $   809,173 $ 1,038,448
                                                                            =========== ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid:
     Interest payments                                                     $   316,802 $   238,623
     Income tax payments                                                        51,457      43,054
Noncash investing activities:
    Loans made in conjunction with the sale of other real estate owned           2,148       7,939
    Net transfer of loans to other real estate owned                            21,164      32,905
    Transfer of assets to assets held for accelerated disposition                2,765           -
    Transfer of investments from investment securities available for sale            -     707,808

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